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Mathew T. Murtha	Kei Advisors LLC
Senior Vice President	Deborah K. Pawlowski
Phone: 585.786.1167	Phone: 716.843.3908
Email: mtmurtha@five-starbank.com	Email:dpawlowski@keiadvisors.com

FOR IMMEDIATE RELEASE

Financial Institutions’ Board of Directors Elects Kailbourne
as Chairman of the Board

WARSAW, N.Y., January 25, 2006 — Financial Institutions, Inc. (NASDAQ: FISI) (“FII”), the parent company of Five Star Bank, today announced that its Board of Directors elected Erland E. “Erkie” Kailbourne as Chairman of the Board at its meeting yesterday. Mr. Kailbourne joined FII’s Board of Directors in December 2005, and is the retired Chairman and Chief Executive Officer of Fleet National Bank, New York. He brings over 40 years of experience in the financial services industry to his new role. Peter G. Humphrey will continue as President and Chief Executive Officer of FII and Five Star Bank.

Mr. Humphrey, noted, “The selection of an outside director as chairman, and the separation of the role from that of chief executive officer, is one action among several, that the Board has taken over the last two years as part of its plan to strengthen corporate governance. Importantly, this structure is recognized as a best practice in corporate governance by institutional investors and shareholders. I am most pleased to have a man of Erkie’s talent and experience accept the role of Chairman.”

Mr. Humphrey continued, “The separation of duties also permits me to spend more time on the execution of our Strategic Plan and allows me to focus on enhancing shareholder value.”

Mr. Kailbourne added, “I highly value the confidence that the board has expressed by electing me Chairman and I very much look forward to working with them in developing policy and ensuring the Strategic Plan is successfully achieved. I also look forward to working with Mr. Humphrey and his Executive Management team as they continue to expand their market activities at Five Star Bank.”

ABOUT FINANCIAL INSTITUTIONS, INC.
With total assets of $2.1 billion, Financial Institutions, Inc. is the parent company of Five Star Bank which provides a wide range of consumer and commercial banking services to individuals, municipalities and businesses. It has a network of 50 offices and 72 ATM’s in a 10,000 square mile area of Western and Central New York State to effectively serve its customers. FII also provides diversified financial services to its customers and clients, including brokerage, trust, and insurance. More information on FII and its subsidiaries is available through the Company web site at www.fiiwarsaw.com.

Safe Harbor Statement
This press release contains forward-looking statements as defined by federal securities laws. These statements may address issues that involve significant risks, uncertainties, estimates and assumptions made by management. Actual results could differ materially from current beliefs or projections. There are a number of important factors that could affect the Company’s forward-looking statements, which include the effectiveness of its consolidation, the credit environment, the competitive environment and other factors discussed in the Company’s filings with the Securities and Exchange Commission. The Company undertakes no obligation to revise these statements following the date of this press release.